Exhibit 99.2

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Beth Johnson	904-357-9136

Rayonier Advanced Materials Announces Strategic Repositioning

•	Improves cost position at Jesup, Georgia facility

•	Reduces cellulose specialties capacity by 190,000 tons or 28 percent

•	Reinvigorates commitment to fluff products with capacity increase of 11 percent
Jacksonville, Fla., July 30, 2015 - Rayonier Advanced Materials Inc. (NYSE:RYAM) announced today a $25 million investment to better align assets to current market conditions, improve operating efficiency and increase commodity throughput.
In response to the persistent imbalance of supply and demand in the cellulose specialties market, the Company will reconfigure its asset base to modify its 190,000 ton C-line at the Jesup plant for the permanent production of commodity products, specifically fluff and viscose. Certain assets that were installed on the C-line during the cellulose specialties expansion will be repositioned to the A-line to replace less efficient equipment. Upon completion in the first quarter of 2016, the Company’s overall cellulose specialties capacity will be reduced by 190,000 tons, or 28 percent, while its annual fluff and viscose production capacity will increase by approximately 11 percent to 245,000 tons annually. The Company's strategic repositioning is expected to reduce costs by approximately $14 million annually, in part driven by a reduction of 43 manufacturing positions, and requires a one-time, non-cash write-off of $28 million related to abandoned assets.
"In light of our asset optimization initiatives that balance our capacity with our existing sales volume, we are de-emphasizing cellulose specialties volume growth,” said Paul Boynton, Chairman, President and Chief Executive Officer.  "As a result, we will be focused on exceeding the expectations of our cellulose specialties customers, making long-term commitments to our fluff customers, driving growth through innovation and improving profitability across our asset base.”
Boynton noted that, despite reducing capacity, the Company remains fully committed to serving its cellulose specialties customers, as evidenced by its investment in its three state-of-the art production lines, including the enhanced A-line. “Today’s announcement will not alter our ability to provide our customers with the high-quality products, superior technical support, and security of supply that are critical to their operations,” said Boynton.
More information regarding RYAM’s strategic repositioning can be found on its website www.rayonieram.com under presentations in the investor section.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials' intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can produce up to 675,000 metric tons of cellulose specialties products annually for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Upon completion of the strategic realignment of assets in Jesup, the Company's facilities will have the capacity to produce approximately 485,000 tons of cellulose specialties and approximately 245,000 tons of commodity products. Rayonier

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.2

Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate; our ability to complete the described operational realignment within the planned cost and timing parameters and achieve the anticipated benefits; changes in cellulose specialties and commodity product supply, demand and pricing and uncertainties relating to general economic, political, business, industry, regulatory and market conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com